Exhibit 99.1

Facebook Appoints Robert M. Kimmitt as Lead Independent Director

MENLO PARK, Calif., March 26, 2020: Facebook (Nasdaq: FB) today announced that Robert M. Kimmitt, former Deputy Secretary of the Treasury and U.S. Ambassador to Germany, has been appointed to the company's Board of Directors as lead independent director, effective immediately. Additionally, Jeffrey D. Zients, CEO of The Cranemere Group Limited, has informed the company that he will not stand for re-election to Facebook's Board of Directors at the company's 2020 Annual Meeting of Stockholders. Zients will continue to serve as a director until the date of the Annual Meeting.

Mark Zuckerberg, founder and CEO of Facebook, said, "The lead independent director is an important role for us and we've been looking for a leader who can bring significant oversight and governance experience. I'm confident Bob is going to make our board and our company better and I'm looking forward to working with him as we continue to build important social infrastructure to bring the world closer together."

"I am excited to take on this leadership role on Facebook's board, as the company continues to improve the ways technology and innovation can bring us together. This moment in particular is an incredibly important time to help people connect. I look forward to working with Mark, Sheryl, and the rest of the board to further the company's mission," said Kimmitt.

Ambassador Kimmitt has held a wide variety of senior positions within international business, finance, and public policy. Kimmitt served as Deputy Secretary of the U.S. Treasury (2005 – 2009), where he was involved in all aspects of the Treasury's policies and played a key leadership role on the Committee on Foreign Investment in the United States (CFIUS). Kimmitt's public service career also included assignments as U.S. Ambassador to Germany (1991 – 1993), Under Secretary of State for Political Affairs (1989 – 1991), General Counsel to the Treasury Department (1985 – 1987), and National Security Council Executive Secretary and General Counsel at the White House (1983 - 1985). Kimmitt is a decorated combat veteran of the Vietnam War and attained the rank of Major General in the Army Reserve.

In addition to government service, Ambassador Kimmitt held roles as Executive Vice President of Global Public Policy at Time Warner (2001 – 2005), Vice Chairman and President of Commerce One (2000 – 2001), partner at Wilmer Cutler & Pickering (1997 – 2000), and managing director at Lehman Brothers (1993 – 1997). He currently serves as Senior International Counsel at WilmerHale. Kimmitt has held over two dozen for- and non-profit board positions, including previous service as a member of six public company boards in the United States and abroad.

On Zients stepping down from the Facebook board, Zuckerberg said, "Jeff has been an invaluable source of guidance and advice. We're very grateful to him for his contribution and I wish him all the best."

Zients said, "Facebook is one of the most significant companies in the global economy and this is a particularly important time for people to feel connected to each other. I wish Mark, the leadership team, and the dedicated Facebook employees the best as they continue to make progress and move forward. I have decided to step down from the board in order to devote more time to my business and other professional engagements."

Facebook's current board members are: Mark Zuckerberg; Peggy Alford, Executive Vice President, Global Sales of PayPal Holdings, Inc.; Marc L. Andreessen, Andreessen Horowitz; Kenneth I. Chenault, Chairman and Managing Director, General Catalyst; Drew Houston, Co-Founder and CEO, Dropbox, Inc.; Nancy Killefer, Retired Senior Partner, McKinsey & Company; Robert M. Kimmitt, Senior International Counsel, WilmerHale LLP; Sheryl K. Sandberg, Chief Operating Officer, Facebook, Inc.; Peter A. Thiel, Founders Fund; Tracey T. Travis, Executive Vice President and Chief Financial Officer, The Estée Lauder Companies, Inc.; and Jeffrey D. Zients, CEO, The Cranemere Group Limited.

About Facebook

Founded in 2004, Facebook's mission is to give people the power to build community and bring the world closer together. People use Facebook's apps and technologies to connect with friends and family, find communities and grow businesses.

Contacts

Investors:
Deborah Crawford
investor@fb.com / investor.fb.com

Press:
Ryan Moore
press@fb.com / newsroom.fb.com